Registration No. 333-________
As filed with the Securities and Exchange Commission on June 13, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4417467
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

12001 Ventura Place, Suite 340, Studio City, California 91604
(Address of principal executive offices, including zip code)

2004 STOCK OPTION PLAN
OF
TIX CORPORATION

and

2004 DIRECTORS STOCK OPTION PLAN
OF
TIX CORPORATION
(Full title of the plan(s))

Mitchell J. Francis
Chief Executive Officer
12001 Ventura Place, Suite 340, Studio City, California 91604
(Name and address of agent for service)

(818) 761-1002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.08 par value	1,060,000 shares	$4.83	$5,119,800	$201.21

(1)
The securities being registered comprise 960,000 shares of the registrant’s common stock issuable under the registrant’s 2004 Stock Option Plan, and 100,000 shares of the registrant’s common stock issuable under the registrant’s 2004 Directors Stock Option Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2004 Stock Option Plan and the 2004 Directors Stock Option Plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)	Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last sale reported on June 10, 2008, as reported on the Nasdaq Capital Market.

TABLE OF CONTENTS
PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	3
Item 1.	Plan Information.	3
Item 2.	Registrant Information and Employee Plan Annual Information.	3
PROSPECTUS		4
PROSPECTUS SUMMARY		5
FORWARD-LOOKING STATEMENTS		6
RISK FACTORS		6
DETERMINATION OF OFFERING PRICE		10
USE OF PROCEEDS		10
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION		11
INTERESTS OF NAMED EXPERTS AND COUNSEL		13
MATERIAL CHANGES		13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE		13
WHERE YOU CAN FIND MORE INFORMATION		14
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES		14
PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	15
Item 3.	Incorporation of Documents by Reference	15
Item 4.	Description of Securities	15
Item 5.	Interests of Named Experts and Counsel	15
Item 6.	Indemnification of Directors and Officers	15
Item 7.	Exemption from Registration Claimed	16
Item 8.	Exhibits	16
Item 9.	Undertakings	16
SIGNATURES

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 relates to two separate prospectuses: (i) a Section 10(a) prospectus comprising Items 1 and 2 of Part I of this Registration Statement, and the documents incorporated by reference pursuant to Item 3 of Part II of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”); and (b) a reoffer prospectus comprising the materials that follow Item 2 of Part I, up to but not including Part II of this Registration Statement, of which the prospectus is a part, constitutes a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares, which are deemed to be “control securities” or “restricted securities” under the Securities Act, which have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

_________________

*
The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PROSPECTUS

TIX CORPORATION

1,060,000 Shares of Common Stock

This prospectus relates to the proposed resale from time to time of up to 1,060,000 shares of our common stock by the selling stockholders named in this prospectus.

We will receive no part of the proceeds from any sales made under this prospectus. However, if options must be exercised in order to purchase shares of common stock registered under this Registration Statement, we will receive the option exercise price.

Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “TIXC,” and on June 10, 2008, the last reported sales price of our common stock was $4.91 per share.

The selling stockholders named herein may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however, they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the Nasdaq Capital Market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of common stock. The selling stockholders and any broker-dealer, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” with the meaning of the Securities Act of 1933, and any commission received by them and any profit of the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

 AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 13, 2008

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, unless otherwise indicated, the terms “we,” “us,” “our,” and “our company” refer to Tix Corporation and our wholly owned subsidiairies indicated in this prospectus.

This prospectus relates to the proposed resale from time to time of up to 1,060,000 shares of our common stock by the selling stockholders named in this prospectus.

Overview

Tix Corporation was incorporated in Delaware in April 1993 under the name Cinema Ride, Inc. We changed our name from Cinema Ride, Inc. to Tix Corporation effective March 3, 2005. Our principal executive offices are located at 12001 Ventura Place, Suite 340, Studio City, California 91604, and our telephone number at that address is (818) 761-1002. Our principal website is www.tixcorp.com.

History

Prior to December 31, 2003, we were in an unrelated business. From January 2004 until March 2007, our principal business activity was the sale of tickets for Las Vegas shows at a discount to the original box office price, on the day of the performance, through its wholly owned subsidiary, Tix4Tonight, LLC (Tix4Tonight). In March 2007, we acquired the assets of John’s Tickets, LLC, which was a premium ticket reseller of live theatre, concerts and sporting events.  In August 2008, we acquired the assets of Exhibit Merchandising, LLC (Ohio). In December 2007, the Company announced that it had entered into letters of intents to acquire two live theatre production/promotion companies, Magic Arts & Entertainment, LLC (“Magic”) and NewSpace Entertainment (“NewSpace”). The acquisition of Magic was completed on February 29, 2008 and the acquisition of NewSpace was completed on March 12, 2008.  Both Magic and NewSpace are independent presenters of live theater and concerts and it is our intent to combine the operations of the two entertainment companies into its newly formed wholly owned subsidiary Tix Productions Inc. We believe that by combining the two entities we can better leverage resources, gain operating efficiencies, and more fully utilize the combined network.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 6.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

We have incurred net losses and may experience future net losses.

Our operating results have been adversely affected by among, other things, increased stock compensation expense related to obtaining access to the distribution rights of tickets to sporting, theatre and concert events. We incurred net losses of approximately $16.3 million and $1.0 million in 2007 and 2005 respectively and earned $39,000 in 2006. We may face reduced demand of our entertainment offerings and other factors that could adversely affect our results of operations in the future. We cannot predict whether we will achieve profitability in future periods.

Our future capital needs may not be met and we may be forced to abandon or curtail our business plans or operations.

Our growth and expansion could be impaired by limitations on our access to capital markets. We may require additional capital to continue to expand the operations of Tix4Tonight, Exhibit Merchandising, LLC (EM) and our newly formed live entertainment subsidiary Tix Productions Inc. (TPI). We have been exploring various alternatives to raise this required capital. To the extent that we are unable to secure the capital necessary to fund our future growth on a timely basis and/or under acceptable terms and conditions, we may not have sufficient cash resources to continue to expand our operations. Additionally, if the market for entertainment offerings were to weaken for an extended period of time, our ability to raise capital would be substantially reduced. There can be no assurances that capital from outside sources will be available, or that if such financing is available, it may involve issuing securities senior to the common stock or equity financings which would be dilutive to holders of common stock.

Our stock is currently listed on the Nasdaq Capital Market, subject to our compliance with certain listing standards; our failure to continue to comply with such listing standards may cause our stock to be de-listed, which may have an adverse impact on our stockholders.

Our common stock is currently listed on Nasdaq Capital Market under the symbol “TIXC.” Access to the Nasdaq Capital Market provides us with greater visibility, and provides our stockholders with greater opportunities to liquidate their shares, as compared with the Over-the-Counter Bulletin Board, which is often characterized by low trading volume, and where shares of our common stock were previously quoted.

Continued listing of our common stock requires us to comply with certain listing standards, including thresholds relating to the value of our stockholder’s equity and public float of our common stock. Our failure to comply with the Nasdaq listing standards may result in the delisting of our stock, which may have an adverse impact on our stockholders’ ability to liquidate their shares.

We may be adversely affected by a general deterioration in economic conditions, which could affect consumer and corporate spending and, therefore, significantly adversely impact our operating results.

A decline in attendance at or reduction in the number of live entertainment events may have an adverse effect on our revenue and operating income. In addition, during the most recent economic slowdown in the United States, many consumers reduced their discretionary spending. The impact of slowdowns on our businesses is difficult to predict, but they may result in reductions in ticket sales and our ability to generate revenue. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at events that we are involved in the ticket sales, merchandising, or production and promotion.

Our business depends on discretionary consumer and corporate spending. Many factors related to discretionary consumer spending and corporate spending, including economic conditions affecting disposable consumer income such as employment, fuel prices, interest, tax rates and inflation can significantly impact our operating results.

Loss of our key promoters, management and other personnel could result in the loss of key tours and negatively impact our business.

The entertainment industry is uniquely dependent upon personal relationships, as promoters and executives within the entertainment industry we leverage our existing network of relationships with producers, promoters, venue managers in order to secure the rights to distribute tickets, sell merchandise and secure the other resources that are critical to our success. Due to the importance of those industry contacts to our business, the loss of any of our producers, promoters, officers or other key personnel could adversely affect our operations. Although we have entered into long-term agreements with many of those individuals to protect our interests in those relationships, we can give no assurance that all or any of these key employees will remain with us or will retain their associations with key contacts.

Our entertainment segment operations are subject to intense competition and competitive pressures that could adversely affect the company's business, results of operations and financial condition.

 Our three business segments operate in highly competitive market environments and we may not be able to maintain or increase our current share of entertainment revenues.  We compete in the ticket services, exhibit and branded merchandising and live entertainment segments of the entertainment industry.  In addition our competitors compete with us for key employees who have relationships with the artists, theatre managers, promoters and producers we rely upon.  These competitors may engage in more extensive development efforts, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to theatre managers, producers and promoters with whom we presently have relationships. Our competitors may develop services, advertising strategies and entertainment venues that are equal or superior to those we provide and/or utilize or that achieve greater market acceptance and brand recognition than we are able to achieve.  Other variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, event attendance, ticket prices or profit margins include:

•	Unfavorable fluctuations in operating costs, including increased guarantees to producers, promoters and venues, which we may be unwilling or unable to pass through to our customers;

•	Our competitors may offer more favorable terms than we do in order to obtain agreements for new venues or to obtain events from venues they operate;

•	Other entertainment options available to our audiences may reduce our share of the overall entertainment market;

•	Competition in the specialized labor market we operate within may require us to spend more to retain key employees;

•	Unfavorable changes in the macro-economic environment may affect the ability of patrons to buy tickets and merchandise; and

•	New competitors may enter our business segments as the barriers to entry are low.

We believe that barriers to entry into the business segments that we compete are low and that certain local promoters and producers are increasingly expanding their geographic scope of their operations.

We may be unable to manage growth that could adversely affect its business.

Successful implementation of the Company’s business strategy requires the Company to manage its growth. Growth could place an increasing strain on the Company’s management and financial resources. To manage growth effectively, the Company will need to establish definitive business strategies, goals and objectives, install and maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. If the Company fails to manage its growth effectively, the Company’s business, financial condition and/or operating results could be materially adversely affected, and the Company’s stock price may decline accordingly.

The company does not expect to pay dividends in the foreseeable future.

We have not declared or paid, and we do not anticipate declaring or paying in the foreseeable future, any cash dividends on its common stock. Our ability to pay dividends is dependent upon, among other things, our future earnings, if any, as well as our operating and financial condition, capital requirements, general business conditions and other pertinent factors. Furthermore, any payment of dividends by the Company is subject to the discretion of our board of directors. Accordingly, there is no assurance that any dividends will ever be paid on our common stock.

Doing business in foreign countries creates risks not found in doing business in the United States.

Our international operations accounted for approximately 9% of our revenue in 2007 and are expected to account for approximately 50% of our revenues in 2008. The risks involved in foreign operations that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in diplomatic relationships with the Unites States of America;

•	risks of renegotiations or modifications of existing agreements with governmental authorities;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.

We may be unsuccessful in our future acquisitions, if any, which may have an adverse effect on our business.

Our future growth rate depends in part on our acquisitions of additional businesses. A significant portion of our recent and projected growth is expected to be growth attributable to acquisitions including Standby Golf, John’s Tickets, LLC and Exhibit Merchandising, LLC, as well as our recently completed acquisitions Magic Arts & Entertainment, LLC and NewSpace Entertainment, Inc. We may be unable to identify a suitable acquisition targets or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to obtain financing on acceptable terms and requisite government approvals. Acquisitions involve risks, including those associated with:

•	integrating the operations, financial reporting, technologies and personnel of acquired companies;

•	managing geographically dispersed operations;

•	the diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have limited or no direct experience; and

•	the potential loss of key employees, customers and strategic partners of acquired companies.

We may not successfully integrate any businesses or technologies we may acquire in the future and may not achieve anticipated revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may not accretive to our earnings and may negatively impact our results of operations, as a result of, among other things, the incurrence of debt, one-time write-offs of goodwill and amortization expenses of intangible assets. In addition, future acquisitions that we may pursue could result in dilutive issuances of equity securities.

Our existing directors, executive officers and principal shareholders hold a substantial amount of the company’s common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

  As of May 31, 2008, our directors and executive officers and principal shareholders beneficially owned or have the right to vote approximately 46% of our outstanding common stock. These stockholders, if they act together, may be able to direct the outcome of matters, including the election of our directors and other corporate actions, such as a merger with or into another company, a sale of substantially all of the Company’s assets, and amendments to our company’s certificate of incorporation. The decisions of these stockholders may conflict with our company’s interests or the interests of our company’s other stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the shares of our common stock issued to them and registered pursuant to this Registration Statement, of which this prospectus is a part, from time to time at prices and on terms then prevailing or at prices related to the current market price, or in negotiated transactions.

USE OF PROCEEDS

We will receive no part of the proceeds from any sales made under this prospectus. However, if options must be exercised in order to purchase shares of common stock registered under this Registration Statement, we will receive the option exercise price. We will pay the expenses of registration of these shares, including legal and accounting fees.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors of our company (collectively, the “selling stockholders”). All of the shares owned by the selling stockholders were acquired by them pursuant to the terms of our 2004 Stock Option Plan and our 2004 Directors Stock Option Plan, as applicable.

We are registering the common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq Capital market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholders, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders. In addition, under Rule 144, the selling stockholders may resell our common stock subject to certain limitations, including, among other things, that the number of shares of common stock sold by them in any three-month period does not exceed the greater of (i) one percent of the then aggregate issued and outstanding shares of our common stock, or (ii) if our common stock is listed on a United States securities exchange or traded on a U.S. automated quotation system of a registered securities association, the average weekly trading volume of our common stock on such exchange or system during the four-week period preceding the date of sale.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling stockholders of which we are presently aware who may sell their shares pursuant to this prospectus. Certain unnamed non-affiliates of ours who hold less than 1,000 shares may also sell their shares pursuant to this prospectus, as permitted by Instruction C to the Registration Statement on Form S-8. The selling stockholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates.

Selling Stockholder (Name of Plan)	Shares Held Before Offering	Shares Being Offered	Shares Held After Offering	Percentage Owned After Offering
Sam Georges (2004 Directors Stock Option Plan)	10,000	10,000	0	*
Andy Pells (2004 Directors Stock Option Plan)	10,000	10,000	0	*
Kimberly Simon (2004 Stock Option Plan)	731,000	300,000	431,000	1.49%
Larry Jones (2004 Stock Option Plan)	71,500	6,000	65,500	*
Craig Stein (2004 Stock Option Plan)	300,000	300,000	0	*
Curt Bechdel (2004 Stock Option Plan)	130,000	100,000	30,000	*
Alex Aguilar (2004 Stock Option Plan)	3,000	3,000	0	*
Kristopher Kidd (2004 Stock Option Plan)	3,000	3,000	0	*
Maggie Valdez (2004 Stock Option Plan)	3,000	3,000	0	*
Kim Hanley (2004 Stock Option Plan)	3,000	3,000	0	*
Jaime Rodriguez (2004 Stock Option Plan)	3,000	3,000	0	*
Kathy Gammon (2004 Stock Option Plan)	3,000	3,000	0	*
Ligaya Bishop (2004 Stock Option Plan)	3,000	3,000	0	*
John Dunivan (2004 Stock Option Plan)	3,000	3,000	0	*
Lisa Evans (2004 Stock Option Plan)	9,000	9,000	0	*
Jestina Ferrante (2004 Stock Option Plan)	6,000	6,000	0	*
Jeri Floyd (2004 Stock Option Plan)	26,000	6,000	20,000	*
Frank Hoffman (2004 Stock Option Plan)	6,000	6,000	0	*
Michelle Suarez (2004 Stock Option Plan)	6,000	6,000	0	*
Jason Kuntzelman (2004 Stock Option Plan)	6,000	6,000	0	*
Darla Greene (2004 Stock Option Plan)	3,000	3,000	0	*
Andrea Low (2004 Stock Option Plan)	3,000	3,000	0	*
Elena Robinson (2004 Stock Option Plan)	3,000	3,000	0	*

* Less than 1%. Based on 30,356,856 shares of common stock issued and outstanding as of May 1, 2008, and assumes all of the shares being offered pursuant to this prospectus are sold.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on December 31, 2007, other than those changes that have been described in our 2007 Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K that we have filed with the Securities and Exchange Commission (the “Commission”). See below under “Where You Can Find More Information” for an explanation of where you can view our filings with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the Commission are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, which contains audited consolidated financial statements for the most recent fiscal year, filed on March 31, 2008;

•	Our Current Report on Form 8-K filed on March 31, 2008;

•	Our Current Report on Form 8-K filed on May 7, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 20, 2008;

•	Our Current Report on Form 8-K filed on May 22, 2008;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on June 2, 2008; and

•	Amendment No. 3 to our Registration Statement on Form SB-2, file no. 333-126728, which includes a description of our common stock, filed on February 10, 2006.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to Tix Corporation, 12001 Ventura Place, Suite 340, Studio City, California 91640, telephone (818) 761-1002.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Commission. We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the Commission. We file our annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549 if you pay certain fees. You can call the Commission at 1-202-942-8090 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission’s World Wide Web site at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission under the Securities Exchange Act of 1934 (“Exchange Act”) are incorporated by reference into this registration statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, which contains audited consolidated financial statements for the most recent fiscal year, filed on March 31, 2008;

•	Our Current Report on Form 8-K filed on March 31, 2008;

•	Our Current Report on Form 8-K filed on May 7, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 20, 2008;

•	Our Current Report on Form 8-K filed on May 22, 2008;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on June 2, 2008; and

•	Amendment No. 3 to our Registration Statement on Form SB-2, file no. 333-126728, which includes a description of our common stock, filed on February 10, 2006.

•
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

In addition, our Certificate of Incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

5.1	Opinion of TroyGould PC.

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

99.1	2004 Stock Option Plan of Tix Corporation

99.2	2004 Directors Stock Option Plan of Tix Corporation

Item 9. Undertakings

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on this 12th day of June 2008.

Tix Corporation

Date: June 13	By:	/s/ Mitch Francis
Mitch Francis Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mitch Francis	Chairman of the Board and	June 13,	2008
Mitch Francis	Chief Executive Officer

	Director		2008
Andy Pells

/s/ Benjamin Frankel	Director	June 13,	2008
Benjamin Frankel

/s/ Norman Feirstein	Director	June 13,	2008
Norman Feirstein

	Director		2008
Sam Georges

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Opinion of TroyGould PC.
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).
99.1	2004 Stock Option Plan of Tix Corporation
99.2	2004 Directors Stock Option Plan of Tix Corporation